Exhibit 10.4

INCENTIVE STOCK OPTION TERMS AND CONDITIONS

The Options evidenced by the Daktronics Inc. Grant Agreement (the “Agreement”) to which these Terms and Conditions are attached are granted by Daktronics, Inc. (the “Company”) to the Recipient under the Daktronics, Inc. 2020 Stock Incentive Plan (the "Plan") (a copy of which has been provided to you), these Terms and Conditions, and the Agreement. The Plan is in all respects controlling except where expressly supplemented in these Terms and Conditions or the Agreement.

In the event of a conflict between the Agreement or these Terms and Conditions and the Plan, the Plan shall control. All capitalized terms used in these Terms and Conditions and the Agreement and not otherwise defined have the meanings assigned to them in the Plan. The Options are intended to be Incentive Stock Options.

1.	Option Price. The Option exercise price and dates first exercisable are stated in the Agreement.

1.1.
Exercise of the Option During Employment. You may exercise Options to purchase the number of shares of Stock indicated in Column One of the Agreement if you are employed by the Company, any Parent Corporation or any Subsidiary on the date of exercise, and if the date of exercise is between or includes the dates in Column Two and Column Three of the Agreement.

1.2.
Exercise of the Options After Employment Termination. If your employment terminates for any reason other than your death or Disability or a Change in Control Termination, the Option may thereafter be exercised by you to the extent it was exercisable at the time of such termination for three months from the date of such termination or the expiration of the stated term of the Option, whichever period is shorter, and the portions of all Options that are not vested at the time of termination shall automatically terminate at such time.

1.3.
Exercise of Your Option Upon Death or Disability. If your employment terminates by reason of your death or Disability, the Option may thereafter be exercised to the extent it was exercisable at the time of your death or Disability by you or the legal representative of your estate or by your legatee under your will, but it may not be exercised after one year from the date of such death or Disability or the expiration of the stated term of the Option, whichever period is shorter.

1.4.
No Options shall continue to vest after your termination of employment, death or Disability. All Options or portions thereof that are not vested at the time of termination of your employment, whether by death or Disability or otherwise, shall automatically terminate at such time.

2.
Method of Exercise. The Option may be exercised in whole or in part by giving notice to the Company in such form as the Company may adopt from time to time. The exercise price of the Option may be paid by methods such as cash, check, cashless exercise or stock swap as described in the Plan. See the Plan for details.

3.	Non-transferability of Option. The Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during your lifetime only by you.

4.
Change in Control Termination. Upon the occurrence of a Change in Control Termination, all outstanding Options granted to the Recipient that have not theretofore vested shall immediately vest, any restrictions on such Options shall immediately lapse, and each Option granted to the Recipient that is outstanding at such time shall become fully and immediately exercisable.

5.
No Employment Contract. In no event shall these Terms and Conditions or the Agreement confer upon the Recipient any right to be employed by the Company, any Parent Corporation or any Subsidiary, nor shall they interfere with the right of the Company, any Parent Corporation or any Subsidiary to terminate the employment of the Recipient at any time.

6.
Amendments. The Committee may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a Recipient under an Award, including this Option, theretofore granted without the Recipient’s consent.

7.
No Obligation to Exercise. The Recipient (or the Recipient’s estate) has no obligation to exercise the Options described in these Terms and Conditions and the Agreement. If the Options are not exercised prior to the Expiration Date, the Options will expire and will no longer be eligible for exercise.

8.
Notice of Disqualifying Distribution. The Recipient hereby agrees to notify the Company administrative department, and to disclose the details, of any sale or transfer of shares of Stock acquired upon exercise of any Incentive Stock Option either within two years from the date of grant of the Option or one year from the date of exercise of the Option. Such disclosure and notice is to be provided within one week of such sale or transfer.

9.
Compliance with Laws. No shares of Stock will be issued under the Plan unless the issuance complies with all applicable provisions of law, including, without limitation, those relating to securities laws and stock exchange listing requirements.

10.	Governing Law. The laws of the State of South Dakota shall govern the Agreement and these Terms and Conditions.

Exhibit 10.4

Refer to the Daktronics, Inc. 2020 Stock Incentive Plan for additional information.